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                                                                      Exhibit 15




                       [Letterhead of Arthur Andersen LLP]



September 20, 2001


FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

Gentlemen:


We are aware that FirstEnergy Corp. has incorporated by reference in this Registration Statement on Form S-3 its Form 10-Qs for the quarters ended March 31, 2001 and June 30, 2001, which include our reports dated May 14, 2001 and August 8, 2001, respectively, covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/ Arthur Andersen LLP